Exhibit 99.1

PRESS RELEASE

For Immediate Distribution

Agape ATP Corporation Regains Compliance with Nasdaq Minimum Bid Price Requirement

KUALA LUMPUR, MALAYSIA – 12 MARCH 2026 - Agape ATP Corporation (NASDAQ:ATPC) (“ATPC” or “the Company”) announced today that it has received confirmation from The Nasdaq Stock Market LLC (“Nasdaq”) that the Company has regained compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market.

As previously disclosed, on 27 January 2026 the Company received a notification letter from the Listing Qualifications Staff of Nasdaq indicating that the Company was not in compliance with the minimum bid price requirement of $1.00 per share for continued listing under Nasdaq Listing Rule 5550(a)(2), as the closing bid price of the Company’s common stock had remained below US$1.00 per share for 30 consecutive business days.

On 2 February 2026, the Company received an additional notification letter from Nasdaq stating that the staff had determined to delist the Company’s securities. The determination was based on the Company’s closing bid price being $0.10 or less for ten consecutive trading days as of 30 January 2026, triggering the provisions of Nasdaq Listing Rule 5810(c)(3)(A)(iii), commonly referred to as the “Low Priced Stocks” rule.

On 10 March 2026, the Company received a letter from the Hearings Advisor of Nasdaq stating that the Nasdaq Listing Qualifications Staff had informed the Hearings Department that the Company has regained compliance with the bid price requirement under Nasdaq Listing Rule 5550(a)(2). Accordingly, the Company is now in compliance with the Nasdaq Capital Market’s listing requirements.

As a result, the hearing before the Nasdaq Hearings Panel previously scheduled for 17 March 2026 has been cancelled. The Company’s common stock will continue to be listed and traded on The Nasdaq Stock Market under the trading symbol “ATPC.”

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About AGAPE ATP Corporation

Agape ATP Corporation (ATPC) is dedicated to enhancing the quality of life and promoting sustainable development. With a strong foundation built on two core business pillars, ATPC specialises in the provision of health and wellness products that caters to the diverse needs of its customers, ensuring their well-being and vitality. Additionally, APTC delivers comprehensive energy-saving solutions that empower companies to drive sustainability initiatives, reduce energy consumption, and achieve their sustainability goals.

For more information, visit www.agapeatpgroup.com.

Issued By: Koa International Sdn. Bhd. on behalf of Agape ATP Corporation

Media Contact

Jazzmin Wan

Email: j.wan@swanconsultancy.biz

Mandy Tan

Email: m.tan@swanconsultancy.biz

SAFE HARBOUR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s operational stability, business initiatives, and growth prospects. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “will,” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those discussed. Factors that may affect results include the Company’s ability to execute its strategies, market acceptance of its products, economic conditions, and other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements except as required by law.

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